EXHIBIT 5



August 25, 1998




The MacNeal-Schwendler Corporation
815 Colorado Boulevard
Los Angeles, California 90041-1777

  Re:     The MacNeal-Schwendler Corporation 1998 Stock Option
          Plan

Ladies and Gentlemen:

          This opinion is rendered in connection with the filing by The MacNeal-Schwendler Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,000,000 shares of Common Stock, $.01 par value (the "Shares"), of the Company to be issued pursuant to The MacNeal-Schwendler Corporation 1998 Stock Option Plan (the "Plan").

          We have examined such appropriate records of the Company and other documents as we have deemed pertinent as a basis for this opinion.

          Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that when the Shares are issued and paid for in accordance with any appropriate action or authorization by the Board of Directors of the Company as required or contemplated under the Plan and with the provisions of the Plan and relevant agreements duly authorized by and completed in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement.

                              Very truly yours,

                              O'MELVENY & MYERS LLP
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